Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

HomeTrust Bank

Asheville, North Carolina

We consent to the use of our report dated December 29, 2011, with respect to the consolidated balance sheets of HomeTrust Bank and Subsidiary as of June 30, 2011 and 2010, and the related consolidated statements of income (loss), comprehensive income (loss), changes in equity capital and cash flows for each of the years in the three-year period ended June 30, 2011, included in the prospectus and registration statement and to the reference to our Firm under the heading “Experts” in the prospectus.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
December 29, 2011